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EXHIBIT 21.1

SUBSIDIARIES

        The following table sets forth information as to Coherent's subsidiaries, all of which are included in the consolidated financial statements. Coherent owns 100% of the outstanding voting securities of such corporations except as noted below.

Name	Jurisdiction of Incorporation
Coherent FSC, Inc.	Virgin Islands
Coherent (Deutschland), GmbH	Germany
Coherent (U.K.) Ltd.	United Kingdom
Coherent Japan, Inc.	Japan
Lambda Physik AG(1)	Germany
Lambda Physik U.S.(1)	Florida
Lambda Physik Application Center, LLC(4)	Florida
Lambda Physik Japan, Co. Ltd.(2)	Japan
Optomech (3)	Germany
Lambda Physik Lithography Co., Ltd(1)	Japan
Coherent S.A.R.L.	France
Coherent Optics Europe, Ltd.	United Kingdom
Coherent Lübeck GmbH	Germany
Coherent Export Co., Inc.	United States
Coherent Real Estate Investments, Inc.	United States
Coherent Holding Co., GmbH	Germany
Coherent-Ealing Europe, Ltd.	United Kingdom
Coherent (U.K.) Holdings, Ltd.	United Kingdom
Coherent B.V	The Netherlands
Coherent Tutcore, Ltd.	Finland
Coherent HK Limited	Hong Kong
Coherent Scotland	Scotland
Coherent DEOS, LLC	United States
Coherent Ireland, Ltd	Ireland
MicroLas Lasersystem GmbH(5)	Germany
Coherent Lasertec BV	The Netherlands

(1)
Coherent owns 60.4% of the outstanding voting securities of these subsidiaries.

(2)
Coherent owns 58.9% of the outstanding voting securities of this subsidiary.

(3)
Coherent owns 59.2% of the outstanding voting securities of this subsidiary.

(4)
Coherent owns 51.3% of the outstanding voting securities of this subsidiary.

(5)
Coherent owns 54.3% of the outstanding voting securities of this subsidiary.

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  EXHIBIT 21.1
SUBSIDIARIES